EXHIBIT 10I

                              EMPLOYMENT AGREEMENT

      AGREEMENT ("Agreement") dated as of December 6, 2000 by and between AutoInfo, Inc., a Delaware corporation ("Auto") and Harry M. Wachtel, an individual residing at 10324 El Caballo Court, Del Rey, Florida 33446 ("Wachtel")

      WHEREAS, Wachtel is currently the President of Sunteck Transport Co., Inc. ("Sunteck") and UbidFreight.com, Inc.;

      WHEREAS, Auto, Sunteck and Wachtel have entered into and are consummating the transactions contemplated pursuant to that certain Agreement and Plan of Reorganization, dated June 22, 2000, providing for the merger of Target Acquisition Corporation ("TAC") with and into Sunteck ("Merger Agreement");

      WHEREAS, Auto desires to assure itself of the benefit of Wachtel's services and experience for the period of time provided in this Agreement; and

      WHEREAS, Wachtel is willing to enter into an agreement to that end with Auto upon the terms and conditions herein set forth.

      NOW THEREFORE, in consideration of the premises and covenants herein contained, the parties hereto hereby agree as follows:

      1. Employment. Auto hereby employs Wachtel as its President and Chief Executive Officer and Wachtel hereby accepts such employment and agrees to perform his duties and responsibilities hereunder in accordance with the terms and conditions hereinafter set forth. As an inducement to Wachtel's execution hereof, Auto shall have taken appropriate corporate action such that upon consummation of the transactions contemplated by the Merger Agreement, Wachtel shall be the Chairman of the Board of Directors of Auto (the "Board"). The Board shall use its best efforts to vote or recommend to the stockholders of Auto, as appropriate, that during the Employment Term or any Renewal Term: (i) Wachtel be nominated for election as a director of Auto at each meeting of stockholders held for the election of directors, (ii) Wachtel be elected to and continued in the office of Chief Executive Officer and President of Auto and such of its subsidiaries as he may select, (iii) Wachtel be elected to and continued on the board of directors of each subsidiary of Auto and (iv) if the Board of Auto or any of its subsidiaries shall appoint an executive committee (or similar committee authorized to exercise the general powers of the Board) Wachtel be elected to and continued on such committee.

      2. Duties and Responsibilities. Wachtel shall be the Chief Executive Officer and President of Auto. Wachtel shall report to and be subject to the direction of the Board and Wachtel shall perform such duties as may be assigned to him from time to time by the Board; provided, that such duties shall be of a nature consistent with the dignity and authority of the positions of President and Chief Executive Officer. During the Employment Term Wachtel shall, subject to Auto's vacation policy, devote substantially all of his normal business time and attention to the businesses of Auto and its subsidiaries and affiliates and shall perform such duties in a businesslike manner, all for the purpose of advancing the business of Auto and its subsidiaries and affiliates. Nothing contained in this Agreement shall be deemed to prohibit Wachtel from devoting a nominal amount of his time to his (and his family's) personal investments, provided, however, that, in case of conflict, the performance of Wachtel's duties under this Agreement shall take precedence over his activities with respect to such investments.

      3. Term. The term of this Agreement shall commence on the date hereof and shall continue through December 31, 2003 (the "Employment Term") and shall automatically renew for successive one (1) year terms (each, a "Renewal Term"), unless either party otherwise notifies the other in writing within ninety (90) days prior to the expiration of such term or unless terminated prior thereto in accordance with the terms and provisions hereof.

      4. Compensation. Auto shall pay to Wachtel a salary at the rate of $175,000 per year ("Base Compensation"), payable in accordance with Auto's customary payroll policy in effect from time to time, but in no event any less often than monthly, less withholding required by law and other deductions agreed to by Wachtel. Wachtel's Base Compensation shall be subject to review on an annual basis, on each anniversary of the date hereof and such Base Compensation may be increased on an annual basis during the Employment Term or Renewal Term in the sole discretion of the Board.

      5. Bonus. In addition to the Base Compensation provided for in Paragraph 4 of this Agreement, Wachtel shall during the Employment Term participate in Auto's then existing and effective profit sharing and bonus plans. Furthermore, Wachtel shall receive such other bonuses as determined in the sole discretion of the Board; provided, however, that for the year ending December 31, 2001, 2002 and 2003, in no event shall such bonus be less than an amount equal to ten percent (10%) of Auto's consolidated combined pre-tax profit, excluding the effect of any non-cash compensation based upon the issuance of stock options and / or warrants, (the "Operating Profit"), in excess of $250,000 and up to $1,250,000. Commencing with the quarter ending March 31, 2002, an amount equal to five percent (5%) of the Operating Profit in excess of $62,500 for such quarter then ended shall be paid, within fifty (50) days of the close of such quarter, as an advance against the bonus for that calendar year. Such cumulative interim advances shall be applied against the bonus as computed for the years ended December 31, 2002 and 2003. In the event the advances paid to Wachtel during 2002 and 2003 exceed the annual bonus payable to Wachtel based upon Auto's actual Operating Profit for the years ended December 31, 2002 and 2003, Wachtel shall promptly reimburse Auto an amount equal to the difference between the amount of advances received during such year and the actual bonus, if any, payable for such year.

      6. Principal Office. Wachtel shall render his services hereunder at Auto's executive offices, to be located within the 25 mile radius of Boca Raton, Florida. If Auto's executive offices shall be relocated to any location outside of the 25 mile radius of Boca Raton, Florida Auto shall reimburse Wachtel for any and all reasonable moving expenses actually incurred by him.

      7. Expenses and Benefits.

            (a) Auto shall reimburse Wachtel for all reasonable out-of-pocket expenses incurred by him in connection with the performance of his duties hereunder, including, without limitation, expenses in connection with cellular telephones or other wireless communications, travel and entertainment and the purchase of materials related to Auto's industry, upon presentation of appropriate documentation therefor. Subject to the foregoing, Wachtel will be entitled to business-class travel and accommodations while traveling in connection with Auto's business.

            (b) Auto recognizes that Wachtel will be required to incur significant travel in rendering services to Auto hereunder and in connection therewith Auto shall during the Employment Term provide Wachtel with an automobile allowance of $1,000.00 per month which the parties agree shall be used to pay all of the expenses associated with the operation of an automobile including, without limitation, maintenance, repair and insurance costs.

            (c) Wachtel shall be entitled to participate, to the extent he qualifies, in such life insurance, hospitalization, disability and other medical insurance plans or programs as are generally made available to executive officers of Auto. In the event that Wachtel determines not to participate in any of such plans, Auto shall reimburse him for the cost of the monthly premiums for such plans in an amount equal to Auto's cost for such plans.

            (d) Wachtel shall be entitled to participate, subject to classification requirements, in other benefit plans, such as pension, stock purchase, stock option, savings, bonus and profit sharing plans, which are from time to time applicable to Auto's executive officers.

            (e) During the Employment Term and any Renewal Term, Wachtel shall be entitled to four (4) weeks of fully paid vacation per annum. Wachtel will be entitled to his regular compensation on all regularly scheduled Auto holidays.

            (f) Auto shall indemnify Wachtel (and his legal representatives or other successors) to the fullest extent permitted by the laws of the State of Delaware and its existing certificate of incorporation and by-laws, and Wachtel shall be entitled to the protection of any insurance policies Auto may elect to maintain generally for the benefit of its officers and/or executives, against all costs, charges and expenses whatsoever incurred or sustained by him (or his legal representatives or other successors) in connection with any action, suit or proceeding to which he (or his legal representatives or other successors) may be made a party by reason of his being or having been an officer and/or executive of Auto and its subsidiaries and affiliates.

      8. Termination and Termination Benefits.

            (a) Termination by Auto.

                  (i) Notwithstanding any provision contained herein, Auto may terminate this Agreement at any time during the Employment Term for "cause". For purposes of this

Agreement, "cause" shall mean (a) the continuing failure (after receipt of written notice from Auto) by Wachtel to substantially perform his duties hereunder for any reason other than total or partial incapacity due to Disability (as hereinafter defined) which failure to perform demonstrably causes harm to Auto, (b) gross negligence or willful misconduct on the part of Wachtel in the performance of his duties hereunder that demonstrably causes harm to Auto, and (c) the conviction of Wachtel, by a court of competent jurisdiction, of a felony or other crime involving moral turpitude. Termination pursuant to this subsection 8(a)(i) shall be effective immediately upon giving Wachtel written notice thereof stating the reason or reasons therefor with respect to clause (c) above, and 30 days after receipt of written notice thereof from Auto to Wachtel specifying the (x) acts or omissions constituting the failure, gross negligence or willful misconduct and (y) harm to Auto and requesting that they be remedied with respect to clauses (a) and (b) above, but only if Wachtel has not substantially cured such failure, gross negligence or willful misconduct within such 30 day period. In the event of a termination pursuant to this subsection 8(a)(i), Auto shall pay Wachtel his Base Compensation and employee benefits that have actually accrued to the date of termination. Any stock options granted by Auto to Wachtel which have not vested by the date of such termination shall terminate on such date; any vested stock options which have not been exercised by Wachtel by such date shall remain exercisable for ninety
(90) days from such termination date.

                  (ii) If, during the Employment Term, Wachtel shall be unable substantially to perform the duties required of him pursuant to the provisions of this Employment Agreement due to any physical or mental disability which is in existence for a period of ninety (90) consecutive days or for any one hundred and eighty (180) days, in either case in any twelve (12) consecutive months during the term hereof, Auto shall have the right to terminate Wachtel's employment pursuant to this Employment Agreement by giving not less than thirty
(30) days' written notice to Wachtel, at the end of which time Wachtel's employment shall be terminated; provided, however, that if Wachtel commences to perform the duties required by this Agreement within such 30-day period and performs such services for 25 out of 30 of the ensuing business days, then such notice shall be void. Wachtel shall retain his status and continue to receive his full compensation (including Base Compensation and Incentive Compensation and Bonus, if any) hereunder during the period prior to any termination hereunder because of a Disability. As used in this Employment Agreement, the term "Disability" shall mean the inability of Wachtel to perform his duties under this Employment Agreement by reason of a medical disability, including mental or physical illness, as certified by a physician or specialist appointed by Wachtel and reasonably acceptable to Auto or, if Wachtel is or is alleged to be mentally disabled, appointed by Wachtel's designee or legal representative. Upon the occurrence of such termination, Auto shall have no further obligations hereunder, except that Wachtel shall be entitled to (a) receive payment of his Base Compensation through the date of termination, (b) a pro-rata share of Incentive Compensation and Bonus, if any, to which Wachtel would have been entitled for the year in which such Disability occurs, (c) immediate acceleration and exercisability of any stock options which had been previously granted to Wachtel but had not yet become exercisable as of the date of such termination, which options, together with any other exercisable options shall remain exercisable until the first anniversary of such termination and (d) receive employee benefits pursuant to Section 7(c) hereof, to the extent available, for the remainder of the Employment Term or Renewal Term; provided, however, that any compensation to be paid to Wachtel pursuant to this subsection 8(a)(ii) shall be offset against any payments received by Wachtel pursuant to any policy of disability insurance the premiums of which are paid for by Auto. Nothing herein shall be construed to violate any Federal or State law including the Family and Medical Leave Act of 1993, 27 U.S.C.S. ss.2601 et seq., and the Americans With Disabilities Act, 42 U.S.C.S. ss.12101 et seq.

            (b) Termination by Wachtel

                  (i) Wachtel may terminate this Agreement at any time during the Employment Term or Renewal Term for "Good Reason" upon 30 days' written notice to Auto (during which period Wachtel shall, if requested in writing by Auto, continue to perform his duties as specified under this Agreement). "Good Reason" shall mean: (a) Auto's failure to make any of the payments or provide any of the material benefits to Wachtel under this Agreement; (b) a material reduction in Wachtel's duties or authority; or (c) Auto shall breach any material term of this Agreement; provided, however, that Auto has not cured, or made substantial efforts to cure, any such events within the aforementioned 30 day period.

                  (ii) If there shall occur a "Change in Control" (as hereinafter defined) of Auto, Wachtel shall have the right to terminate his employment pursuant to this Agreement by written notice to Auto, which termination shall be deemed a termination without cause by Auto. A "Change in Control" shall be deemed to occur upon (a) the sale by Auto of all or substantially all of its assets to any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), (b) the consolidation or merger of Auto with any person as a result of which merger Auto is not the surviving entity and with respect to which persons who were the stockholders of Auto immediately prior to such consolidation or merger do not, immediately thereafter own more than 50% of the combined voting power entitled to vote generally in the election of directors of the consolidated or merged company's then outstanding voting securities or (c) a tender offer, merger, consolidation, sale of assets or contested election or any combination of the foregoing transactions in which the persons who were directors of Auto immediately before the transaction cease to constitute a majority of the Board of Directors of Auto or any successor to Auto. An "affiliate" shall mean any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, any other person.

                  (iii) If Wachtel's employment hereunder is terminated by (a) Auto without cause, (b) Wachtel for Good Reason or (c) Wachtel within six months after a Change in Control, Auto shall pay to Wachtel (i) his Base Compensation and Incentive Compensation and Bonus, if any, calculated on a pro rata basis to the date of termination and (ii) from and after the effective date of termination of this Agreement and for what would have been the remainder of the Employment Term or any Renewal Term if not so terminated, (A) all Base Compensation and Incentive Compensation amounts and other payments as such payments would have been made to Wachtel had this Agreement not been terminated, and (B) all employee benefits pursuant to Section 7(c) hereof. In the event of such termination, any stock options granted by Auto to Wachtel which have not yet vested by the date of such termination shall immediately vest and become exercisable, which options, together with any other exercisable options shall remain exercisable until the later to occur of (x) the first anniversary of such termination or (y) the scheduled expiration date of such options (with respect to nonqualified stock options) or, in the event any such options are incentive stock options, until ninety (90) days after of such termination.

                  (iv) Wachtel may terminate this Agreement at any time during the Employment Term or Renewal Term without Good Reason upon sixty (60) days written notice to Auto. If Wachtel terminates his employment without Good Reason, Auto shall pay Wachtel his Base Compensation and employee benefits that have actually accrued to the date of termination. Any stock options granted by Auto to Wachtel which have not vested by the date of such termination shall terminate on such date; and any vested stock options which have not been exercised by Wachtel by such termination date shall remain exercisable for ninety (90) days from such date, at which time such options shall terminate to the extent they have not been previously exercised.

            (d) In the event Wachtel's service with Auto terminates by reason of his death, Auto shall have no further obligations hereunder, except that Wachtel's estate shall be entitled to (i) receive payment of (a) his Base Compensation and employee benefits through the end of the third month following the month in which such death occurs, (b) a pro-rata share of Incentive Compensation and Bonus, if any, to which Wachtel would have been entitled for the year in which such death occurs and (ii) immediate acceleration and exercisability of any stock options which had been previously granted to Wachtel but had not yet become exercisable as of the date of such termination, which options, together with any other exercisable options, shall remain exercisable by Wachtel's estate until the later to occur of (x) the first anniversary of such termination or (y) the scheduled expiration date of any such options.

            (e) Wachtel shall not be required to mitigate the amount of any payments provided for by this Agreement by seeking employment or otherwise, nor shall the amount of any payment or benefit provided in this Agreement be reduced by any compensation or benefit earned by Wachtel after termination of his employment.

      9. Non-Competition. Wachtel covenants and agrees that during his employment hereunder and for (i) the one (1) year period after his employment hereunder is terminated by Auto for cause pursuant to Section 8(a)(i) or Disability pursuant to Section 8(a)(ii) or by Wachtel without Good Reason or
(ii) the period after his employment hereunder is terminated and during which Wachtel receives his Base Compensation pursuant to the terms of Section 8(b)(iii) hereof, he will not, without the prior written consent of Auto, (a) compete with the business of Auto or any of its subsidiaries or affiliates (as such business is operated as of the date of termination of this Agreement) and, in particular, he will not without such consent, directly or indirectly, own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as a director, officer, employee, partner, consultant or agent with, any business in competition with or similar to the business of Auto or any of its subsidiaries or affiliates (as such business is operated as of the date of termination of this Agreement); provided, however, that Wachtel may own up to five (5%) percent of the capital stock of any publicly traded corporation in competition with the business of Auto or any of its subsidiaries or affiliates, and (b) divert, take away or interfere with or attempt to divert, take away or interfere with any present or former employee or customer of Auto or any of its subsidiaries or affiliates. In the event Auto determines not to renew this Agreement, the provisions of this Section 9 shall no longer be applicable; provided, however, that for the one (1) year period following the expiration of this Agreement Wachtel shall not divert, take away or interfere with or attempt to divert, take away or interfere with any present or former employee or customer of Auto or any of its subsidiaries or affiliates. In the event that the provisions of this Section 9 should ever be deemed to exceed the time or geographic limitations or any other limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum permitted by applicable law. Wachtel acknowledges and agrees that the foregoing covenant is an essential element of this Agreement and that, but for the agreement of Wachtel to comply with the covenant, Auto would not have entered into this Agreement, and that the remedy at law for any breach of the covenant will be inadequate and Auto, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage. The provisions of this Section 9 shall no longer be applicable if (x) Auto ceases to have any business activities or (y) Auto fails, after the termination hereof, to make any of the payments of Base Compensation to Wachtel under this Agreement.

      10. Confidential Information. Wachtel recognizes and acknowledges that the customer lists, patents, inventions, copyrights, methods of doing business, trade secrets and proprietary information of Auto including, without limitation, as the same may exist from time to time, are valuable, special and unique assets of the business of Auto. Except in the ordinary course of business or as required by law, Wachtel shall not, during or after the Employment Term, disclose any such list of customers or any part thereof, any such patents, inventions, copyrights, methods of doing business, trade secrets or proprietary information, other than information (a) already in the public domain or that becomes public knowledge otherwise than by an act or omission of Wachtel, (b) that is or becomes available to Wachtel without obligation of confidence from a source having the legal right to disclose such information, (c) that is already in the possession of Wachtel in documented form without an obligation of confidence and was not received by Wachtel as a result of Wachtel's prior relationship with Auto or (d) in the opinion of Wachtel's counsel, that is required to be disclosed by applicable law or legal process as long as Wachtel promptly notifies Auto of such pending disclosure. In addition, Wachtel specifically acknowledges and agrees that the remedy at law for any breach of the foregoing shall be inadequate and that Auto, in addition to any other relief available to them, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage.

      11. COBRA. In the event of Wachtel's death during the term of this Agreement, Auto shall make all COBRA medical premium payments for Wachtel's family for the longer of (i) one year from the date of his death and (ii) the remainder of the Employment Term or Renewal Term.

      12. Life Insurance. Wachtel agrees that at any time and from time to time during the Employment Term or any Renewal Term, he will, at the request and at the expense of Auto, cooperate with Auto in obtaining insurance on his life up to $3 Million for the benefit of Auto and/or its stockholders. At the request of Auto, Wachtel will take such actions and execute and deliver such documents that may be reasonably required in connection with the obtaining of such insurance. Wachtel acknowledges that Auto, and its stockholders have an insurable interest in his life.

      13. Opportunities. During his employment with Auto, Wachtel shall not take any action which might divert from Auto or any of its subsidiaries or affiliates any opportunity which would be within the scope of any of the present businesses of Auto or any of its subsidiaries or affiliates.

      14. Contents of Agreement, Parties in Interest, Assignment, etc. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Wachtel hereunder which are of a personal nature shall neither be assigned nor transferred in whole or in part by Wachtel. This Agreement shall not be modified or amended except by a written instrument duly executed by Auto and Wachtel.

      15. Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms and provisions hereof, and this Agreement shall be construed as if such invalid or unenforceable term or provision had not been contained herein.

      16. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other party shall be in writing and shall be deemed to have been duly given when delivered personally or by a nationally recognized overnight courier service, or five (5) days after dispatch by registered or certified mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

      If to Auto
      addressed to:              AutoInfo, Inc.
                                 c/o Morse, Zelnick, Rose & Lander, LLP
                                 450 Park Avenue
                                 New York, New York 10178
                                 Attn: Kenneth S. Rose, Esq.

      If to Wachtel
      addressed to:              Harry M. Wachtel
                                 10324 El Caballo Court
                                 Del Rey, Florida 33446

or at such other address as the one party shall specify to the other party in writing.

      17. Counterparts and Headings.This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all which together shall constitute one and the same instrument. All headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

      18. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Florida, without regard to the conflicts of laws principles.

      19. Arbitration. Any disputes arising hereunder shall be submitted to arbitration before a single arbitrator in Palm Beach County, Florida under the rules and regulations of the American Arbitration Association. Any award in such arbitration proceeding may be enforced in any court of competent jurisdiction.

      20. Costs of Enforcement. Each of the parties hereto shall pay all reasonable fees and expenses (including attorneys' fees) incurred by the other party in any contest or dispute arising under this Agreement or in enforcing his or its rights hereunder if such other party is the prevailing party in any such contest, dispute or enforcement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                               AUTOINFO, INC.


                                               By:  /s/ William I. Wunderlich
                                                    ----------------------------

                                               Name:  William I. Wunderlich

                                               Title:  Chief Financial Officer


                                               /s/ Harry M. Wachtel
                                               ---------------------------------
                                                   Harry M. Wachtel